Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORONADO BIOSCIENCES, INC.

RJ Tesi, M.D. hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was June 28, 2006.

TWO: He is the duly elected and acting Chief Executive Officer of Coronado Biosciences, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this Corporation is hereby amended and restated to read as follows:

ARTICLE I

The name of this Corporation is Coronado Biosciences, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, DE 19901, County of Kent, and the name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. This Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 65,000,000 shares, 50,000,000 of which shall be Common Stock, par value $0.001 per share, and 15,000,000 of which shall be Preferred Stock, par value $0.001 per share.

B. 10,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all of any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative,

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participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series

D. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

E. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) If the Series A Preferred is automatically converted into Common Stock pursuant to Section 5(j)(ii) of this article on the Time-based Automatic Conversion Date (as defined in Section 5(j)(i) below), the holders of Series A Preferred shall, immediately prior to such automatic conversion, receive a special dividend on each share of Series A Preferred (the “Special Dividend”). The Special Dividend shall be payable in cash or shares of the Corporation’s Common Stock, as determined at the election of, and in the sole discretion of, the Board, and only to the extent that such Special Dividend is legally payable by the Corporation. The Special Dividend per share of Series A Preferred shall be calculated as follows:

A = the aggregate amount raised in the Offering (as defined in Section 5(j)(i) below); provided that such aggregate amount shall not include the amount of any indebtedness of the Corporation converted into Series A Preferred in connection with the Offering other than the principal amount of and accrued interest on indebtedness incurred by the Corporation on or after December 14, 2009 and converted into Series A Preferred in connection with the Offering

B = the aggregate number of shares of Series A Preferred outstanding as of immediately following the last sale of shares of Series A Preferred in the Offering (as adjusted for any stock splits, dividends and the like after the filing date hereof.)

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(b) So long as any shares of Series A Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock unless and until the Special Dividend set forth in Section 1(a) above shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation; or

(ii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares.

(c) In the event dividends are paid on any share of Common Stock, the Corporation shall pay an additional dividend on all outstanding shares of Series A Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(d) The provisions of Sections 1(b) and 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable.

2. VOTING RIGHTS. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders (or by written consent of the stockholders in lieu of such a meeting) and not as a separate class, and may act by written consent in the same manner as the Common Stock.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation legally available for distribution for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to 1.5 times the Original Issue Price (defined below). If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be

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respectively entitled. The “Original Issue Price” of the Series A Preferred shall be $8.39 per share (as adjusted for any stock splits, dividends and the like with respect to such shares after the filing date hereof).

(b) After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the assets of the Corporation legally available for distribution in such Liquidation Event (or the consideration received by the Corporation or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Corporation is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series A Preferred shall be entitled to receive, for each share of Series A Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any transaction or series of related transactions with one or more non-affiliates of the Corporation, pursuant to which such party or parties acquire capital stock of the Company or the surviving entity possessing the voting power to elect a majority of the board of directors of the Company or the surviving entity (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean any transaction or series of related transactions that results in a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation determined on a consolidated basis.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5. CONVERSION RIGHTS.

The holders of the Series A Preferred shall have the following rights and restrictions with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate then in effect (determined as provided in Section 5(b)) by the number of shares of Series A Preferred being converted.

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(b) Series A Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the Series A Preferred Conversion Price, calculated as provided in Section 5(c).

(c) Series A Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the “Series A Preferred Conversion Price”). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series A Preferred is issued (the “Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series A Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series A Preferred Conversion Price shall be adjusted by multiplying the Series A Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

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(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series A Preferred shall then have the right to convert Series A Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall

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compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred so requesting at the holder’s address as shown in the Corporation’s books. Failure to request or provide such notice shall have no effect on any such adjustment.

(i) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend, distribution or other right, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least 10 days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(j) Automatic Conversion.

(i) The following definitions shall apply to this Section 5(j):

(A) “Offering” shall have the meaning ascribed to it in that certain Confidential Offering Memorandum of the Corporation, dated January 20, 2010, as supplemented and amended from time to time.

(B) “Time-based Automatic Conversion Date” shall mean the date that is the two-year anniversary of the last sale of Series A Preferred in the Offering.

(C) “Valuation Milestone Date” shall mean the date upon which the Corporation’s capital stock is publicly traded and has a value of $12.59 or more per share, as adjusted for any stock splits, dividends and the like with respect to such shares after the filing date hereof. The Valuation Milestone Date shall be deemed to be the earlier of (x) the date upon which the Corporation’s capital stock is first publicly traded, provided that such capital stock has an initial quoted price of greater than or equal to $12.59 per share and (y) the date that is the 20th consecutive or non-consecutive trading day where the volume-weighted average price for such capital stock as reported by Bloomberg Financial L.P. is greater than or equal to $12.59 per share, in each case as adjusted for any stock splits, dividends and the like after the filing date hereof.

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(ii) Each share of Series A Preferred shall be automatically converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, on the date that is the earlier of (A) the Time-based Automatic Conversion Date or (B) the Valuation Milestone Date.

(iii) Upon the earlier of the Time-based Automatic Conversion Date and the Valuation Milestone Date, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred.

(k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(m) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal

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business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(n) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

6. NO REISSUANCE OF SERIES A PREFERRED.

Any share or shares of Series A Preferred redeemed, purchased, converted or exchanged shall be cancelled and retired and shall not be reissued or transferred.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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ARTICLE VIII

The number of directors which shall constitute the whole Board shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board or by the stockholders of the Corporation.

ARTICLE IX

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE X

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

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FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Corporation.

FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

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IN WITNESS WHEREOF, Coronado Biosciences, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 21st day of April, 2010.

CORONADO BIOSCIENCES, INC.

Signature:	/s/ RJ Tesi, M.D.
RJ TESI, M.D.
Chief Executive Officer

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